                                                                      EXHIBIT 99


[VALUEVISION LOGO]

                                            ValueVision Media
                                            6740 Shady Oak Road
                                            Minneapolis, MN 55344-3433
                                            Contact: Anthony Giombetti
                                            Director, Corporate Communications
                                            952-943-6017, agiombetti@shopnbc.com


FOR IMMEDIATE RELEASE


                   VALUEVISION MEDIA REPORTS FINANCIAL RESULTS
                          FOR FISCAL THIRD QUARTER 2003

MINNEAPOLIS, NOV. 19, 2003 -- ValueVision Media (NASDAQ: VVTV), which owns and operates ShopNBC and ShopNBC.com, today announced financial results for the third quarter ended October 31, 2003. In addition, it was announced that third quarter programming allocations were significantly changed in order to initiate a strategic directional change for the Company, emphasizing merchandise diversity and lower price points to more effectively address the significant increase in cable distribution that has occurred over the past three years.

QUARTERLY PERFORMANCE AND COMMENTS

"Consolidated net sales were a third quarter record $150 million, a 10% increase over the prior year period," said Gene McCaffery ValueVision Media Chairman and CEO. "EBITDA for the quarter was $1.6 million, a $10 million year-over-year improvement from negative EBITDA in last year's third quarter. I am also encouraged with the start to our holiday season as November month-to-date TV and Internet sales are trending up 20%. In addition, in the third quarter, we made dramatic progress on the dual strategic imperatives of diversifying our merchandise mix and lowering our price points, as indicated by the following major achievements."

o Merchandise sales outside of ShopNBC's core offering of jewelry and personal computers accounted for 19% of total sales for the quarter or 35% higher than year ago, focused primarily on apparel, cosmetics and home accessories. Airtime for these categories also increased by 50% in the quarter, representing a significant directional change for the Company, which has been discussed for some time.

o Average price points declined by 7% in the quarter and will continue in that direction, which the Company believes will attract new customers and decrease merchandise returns.

o Unit sales increased significantly by 20% in the quarter as a result of product diversification and lowering of price points.

o Jewelry airtime decreased by 5% for the quarter yet jewelry sales increased by approximately 9%. The Company plans to continue its efforts to improve productivity in jewelry, which the

o Company believes is critical, as it continues to diversify its merchandise mix while continuing to grow profitability.

o Personal computer airtime was decreased by 20% in the quarter while overall sales decreased by approximately 7%. This reallocation, while affecting topline sales to some extent, was a key ingredient in moving gross margin for the quarter from 31% last year to 36% this year.

o Over 70 new product lines were added to the merchandise mix in the past two quarters, with almost 60 outside of the Company's core jewelry product strengths, such as Susan Bristol and Karen Kane ready-to-wear, Yan Can Cook and Cuisinart housewares, Schwinn electric scooters, Benefit cosmetics, and Versace crystal. The Company continues to receive positive feedback from existing customers while attracting new ones.

                                    - MORE -

Continued McCaffery, "In the fourth quarter, and as we move into next year, we will continue with our strategy of category diversification and lower price points, carefully balancing and adjusting these levels based on the strengths of the merchandise offer and the acceptance with the consumer. We want to ensure that jewelry and personal computer productivity continues to improve while these new categories and expanded assortments continue to be grown. And while we're pleased with the improvements made in jewelry and personal computer productivity per hour, our objective remains to drive productivity improvements even further so we can support investments in new categories without sacrificing our financial objectives."

Dick Barnes, ValueVision EVP, COO and CFO said: "While we fell somewhat short of the aggressive targets we set for ourselves at the start of the quarter, we are pleased with the strategic progress we have made in a short period of time in spite of a continuing difficult retail promotional environment. In the quarter, incoming orders for August and September averaged approximately 15% year over year growth while October sales orders were approximately flat to the previous year after starting the month unusually slow. Also, we chose not to repeat this quarter an aggressive, yet unprofitable Internet sales promotion that we ran last year, which caused our Internet sales growth this quarter to temporarily slow to single digits, but improved overall margins. Finally, sales trends for the first half of November have been good which further reinforces our confidence that we are on the right track with our strategic changes to merchandise mix and lowered price points."

The Company defines EBITDA as its operating income (loss) for respective periods being reported excluding depreciation and amortization.

BUSINESS HIGHLIGHTS FOR THE THIRD QUARTER ENDED OCTOBER 31, 2003

-- ShopNBC Launches Holiday Gift Giving Strategy
-- ShopNBC Private Label Credit Card Surpasses 200,000 Accounts
-- FanBuzz Continues to Add Clients

SHOPNBC LAUNCHES HOLIDAY GIFT GIVING STRATEGY

In the quarter, ShopNBC launched an all-new gift giving strategy for the holiday season to further demonstrate the breadth and depth of ShopNBC's product selection. As part of the strategy, ShopNBC debuted an all-new, 48-page, holiday-themed catalog, which was mailed to its top 150,000 customers. In addition, ShopNBC TV is dedicating 120 hours of airtime during the holiday season with show concepts specifically about gift giving, such as "Gifts for Him," "Gifts for Her," "Gifts for You," "Gifts Under $199," "Gifts to Wear, and "Gifts for Home." Finally, through coordinated marketing and merchandising efforts, these same items can also be found on ShopNBC.com under a highlighted section entitled "Holiday Gifts."

"This three-fold effort represents a significant volume opportunity for ShopNBC this holiday season," said Liz Haesler, ShopNBC's EVP of TV/Internet Sales. "Already we're seeing promising results."



                                    - MORE -

SHOPNBC PRIVATE LABEL CREDIT CARD SURPASSES 200,000 ACCOUNTS

In the quarter, ShopNBC achieved a milestone by exceeding 200,000 private label ShopNBC credit card accounts through a combination of strong TV and Internet promotions. The credit card program was launched 24 months ago. In addition to reducing credit card transaction costs, the private label program is a great marketing vehicle to our best customers.

FANBUZZ CONTINUES TO ADD CLIENTS

In the third quarter, FanBuzz, a wholly owned subsidiary of ValueVision, added several new clients, including Peanuts/United Media (a Scripps company), the Boston Celtics, and the NYPD. This new list of clients complements their existing extensive customer base, including such brands as the NHL, ESPN, and The Weather Channel.

"The recent addition of the Peanuts brand in particular is a great opportunity for us and is another important step in extending FanBuzz's footprint beyond sports-oriented brands," said FanBuzz President Roy Seinfeld. "Taking well-known character brands and helping them create additional transactional revenue through a multiple platform approach, spanning the Internet, catalog or TV, is a key element of our business strategy."

OUTLOOK FOR THE FOURTH QUARTER ENDING JANUARY 31, 2004

-- Consolidated net sales are expected to be $175 million to $185 million, up 11% to 17% over the prior-year period

-- EBITDA from operations and prior to CEO transition charges for the quarter is expected to be $7 million to $10 million

"Given the multitude of new product and marketing initiatives we have underway, our outlook is cautiously optimistic for the fourth quarter," said Dick Barnes, ValueVision Media EVP, COO, and CFO. "Moreover, as mentioned above, we are encouraged by the start to the holiday season with November TV and Internet sales trending well, up 20% month-to-date. We also launched our first-ever comprehensive gift-giving strategy at the beginning of the quarter, and we are confident it will drive incremental business."

Added Barnes, "In the fourth quarter, we expect to take a charge to income of approximately $4 million related to the May CEO transition announcement. Specific details will be forthcoming at a later date."

VALUEVISION MEDIA THIRD QUARTER 2003 CONFERENCE CALL ADVISORY

ValueVision Media will hold a conference call at 11:00 a.m. ET on Thursday, November 20, 2003, to discuss its fiscal third quarter 2003 financial results. The event will be hosted by Gene McCaffery, Chairman and CEO, and Dick Barnes, EVP, COO, and CFO.

The conference call is available via webcast. To listen, please go to www.valuevisionmedia.com and select the Calendar of Events link for details.


If you are unable to listen to the call, a replay will be available through Thursday, December 4, 2003, by calling 402-998-1038. Thank you for your interest.


                                    - MORE -

This release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are accordingly subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable distribution for the Company's programming and the fees associated therewith; the success of the Company's e-commerce initiatives; the success of its strategic alliances and relationships; the ability of the Company to manage its operating expenses successfully; risks associated with acquisitions; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the Company's operations; and the ability of the Company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The Company is under no obligation (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

ValueVision Media operates in the converged world of television, the Internet, and e-commerce. The live home shopping industry, the majority of ValueVision's business, is $7 billion and growing at a double digit rate annually while the attendant e-commerce space is many times that size and also growing substantially. The Company owns and operates the nation's third largest home shopping network, ShopNBC, with fiscal 2002 sales of $555 million. At the close of fiscal 2002, ShopNBC was broadcast into approximately 55 million cable and satellite homes. The Company also operates ShopNBC.com, which contributed $94 million in sales in fiscal 2002. In addition, the Company operates wholly owned subsidiary FanBuzz, a leading provider of e- commerce solutions to sports, entertainment, and media brands, such as the National Hockey League, The Weather Channel, and ESPN. GE Equity and NBC own approximately 40% of ValueVision Media. For more information, please visit the Company's website at www.valuevisionmedia.com .

                                       ###

                             VALUEVISION MEDIA, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except share and per share data)
                                   (Unaudited)


                                                            FOR THE THREE MONTHS ENDED           FOR THE NINE MONTHS ENDED
                                                                     OCTOBER 31,                        OCTOBER 31,
                                                           ------------------------------      ------------------------------
                                                               2003              2002              2003              2002
                                                           ------------     -------------      ------------      ------------
 Net sales                                                 $    149,996      $    135,754      $    437,685      $    396,939
 COST OF SALES                                                   96,634            93,816           276,953           254,770
                                                           ------------      ------------      ------------      ------------
     Gross profit                                                53,362            41,938           160,732           142,169
                                                           ------------      ------------      ------------      ------------


 OPERATING (INCOME) EXPENSE:
     Distribution and selling                                    47,949            46,434           141,399           130,002
     General and administrative                                   3,828             4,177            14,165            12,283
     Depreciation and amortization                                4,662             4,205            13,216            11,623
     Gain on sale of television stations                             --                --            (4,417)               --
                                                           ------------      ------------      ------------      ------------
       Total operating (income) expense                          56,439            54,816           164,363           153,908
                                                           ------------      ------------      ------------      ------------
 OPERATING LOSS                                                  (3,077)          (12,878)           (3,631)          (11,739)
                                                           ------------      ------------      ------------      ------------

 OTHER INCOME (EXPENSE):
     Gain (loss) on sale and conversion of investments               --                (1)              361              (533)
     Unrealized gain on security holdings                            --                --                --             1,021
     Write-down of investments                                       --                --                --            (1,070)
     Equity in losses of affiliates                                  --              (236)               --            (4,466)
     Interest income                                                315               640             1,064             2,767
                                                           ------------      ------------      ------------      ------------
       Total other income (expense)                                 315               403             1,425            (2,281)
                                                           ------------      ------------      ------------      ------------
 LOSS BEFORE INCOME TAXES                                        (2,762)          (12,475)           (2,206)          (14,020)

 Income tax provision (benefit)                                      80            (4,478)              180            (5,041)
                                                           ------------      ------------      ------------      ------------

 NET LOSS                                                        (2,842)           (7,997)           (2,386)           (8,979)

 ACCRETION OF REDEEMABLE
     PREFERRED STOCK                                                (71)              (70)             (212)             (211)
                                                           ------------      ------------      ------------      ------------

 NET LOSS AVAILABLE TO
     COMMON SHAREHOLDERS                                   $     (2,913)     $     (8,067)     $     (2,598)     $     (9,190)
                                                           ============      ============      ============      ============

 NET LOSS PER COMMON SHARE                                 $      (0.08)     $      (0.22)     $      (0.07)     $      (0.24)
                                                           ============      ============      ============      ============

 NET LOSS PER COMMON SHARE
       ---ASSUMING DILUTION                                $      (0.08)     $      (0.22)     $      (0.07)     $      (0.24)
                                                           ============      ============      ============      ============

 Weighted average number of common shares outstanding:
         Basic                                               35,894,859        36,381,915        35,855,230        37,514,045
                                                           ============      ============      ============      ============
         Diluted                                             35,894,859        36,381,915        35,855,230        37,514,045
                                                           ============      ============      ============      ============




                                              SUBSCRIBER INFORMATION (estimated in millions)

                                             OCTOBER 31,         JANUARY 31,        OCTOBER 31,
                                                2003                2003               2002
                                             -----------         -----------        -----------
Full-time Equivalent Subscribers                 54.1               50.5               48.1
Total Subscribers                                60.7               55.1               54.0
Full-time Subscribers                            47.4               44.1               41.8


                    VALUEVISION MEDIA, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                  (In thousands ecept share and per share data)


                                                                                              OCTOBER 31,            JANUARY 31,
                                                                                                  2003                  2003
                                                                                          -------------------    ------------------
                                                                                              (Unaudited)
                                     ASSETS
Current assets:
      Cash and cash equivalents                                                                     $ 67,913              $ 55,109
      Short-term investments                                                                          67,555               113,525
      Accounts receivable, net                                                                        65,614                76,734
      Inventories                                                                                     78,277                61,246
      Prepaid expenses and other                                                                       6,894                 7,449
                                                                                          -------------------    ------------------
        Total current assets                                                                         286,253               314,063
PROPERTY AND EQUIPMENT, NET                                                                           53,904                39,905
FCC LICENSES                                                                                          31,943                     -
NBC TRADEMARK LICENSE AGREEMENT, NET                                                                  22,721                25,141
CABLE DISTRIBUTION AND MARKETING AGREEMENT, NET                                                        4,669                 5,341
GOODWILL                                                                                               9,442                 9,442
OTHER INTANGIBLE ASSETS, NET                                                                             783                 1,242
INVESTMENTS AND OTHER ASSETS                                                                           4,967                11,140
                                                                                          -------------------    ------------------
                                                                                                   $ 414,682             $ 406,274
                                                                                          ===================    ==================

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
      Accounts payable                                                                              $ 66,364              $ 56,961
      Accrued liabilities                                                                             30,896                30,310
      Income taxes payable                                                                               120                   226
                                                                                          -------------------    ------------------
        Total current liabilities                                                                     97,380                87,497


LONG-TERM CAPITAL LEASE OBLIGATIONS                                                                    2,176                 1,669

SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK,
      $.01 PAR VALUE, 5,339,500 SHARES AUTHORIZED; 5,339,500
      SHARES ISSUED AND OUTSTANDING                                                                   42,674                42,462


Shareholders' equity:
      Common stock, $.01 par value, 100,000,000 shares authorized;
        35,956,074 and 36,171,250 shares issued and outstanding                                          360                   362

      Warrants to purchase 8,235,343 shares of common stock                                           47,638                47,638

      Additional paid-in capital                                                                     243,043               244,134

      Accumulated other comprehensive losses                                                               -                (2,517)

      Deferred compensation                                                                           (1,118)                    -

      Note receivable from officer                                                                    (4,142)               (4,098)

      Accumulated deficit                                                                            (13,329)              (10,873)
                                                                                          -------------------    ------------------
        Total shareholders' equity                                                                   272,452               274,646
                                                                                          -------------------    ------------------
                                                                                                   $ 414,682             $ 406,274
                                                                                          ===================    ==================

VALUE VISION MEDIA, INC.
OPERATING STATISTICS

                                                                                                      NINE MONTHS        NINE MONTHS
                                                                 THIRD QUARTER    THIRD QUARTER          ENDING             ENDING
                                                                    31-OCT-03       31-OCT-02          31-OCT-03          31-OCT-02
                                                                    ---------       ---------          ---------          ---------

ENDING FTE HOUSEHOLDS:  (IN MILLIONS)
  Cable                                                                  35.0             31.1               NA                NA
  Satellite                                                              19.1             17.0
                                                                  -----------------------------
  Total                                                                  54.1             48.1
                                                                  =============================



SHOPNBC MERCHANDISE SALES MIX:
  Jewelry                                                                 63%              61%               67%               70%
  Computers & Accessories                                                 18%              25%               16%               19%
  Others                                                                  19%              14%               17%               11%
                                                                  -----------------------------     -------------------------------
  Total                                                                  100%             100%              100%              100%
                                                                  =============================     ===============================


EBITDA (AS DEFINED) (000'S) (A)                                       $ 1,585         $ (8,673)          $ 9,585            $ (116)
                                                                  =============================     ===============================


A reconciliation of EBITDA to net loss is as follows:

EBITDA, as presented                                                  $ 1,585         $ (8,673)          $ 9,585            $ (116)
Less:
Depreciation and amortization                                          (4,662)          (4,205)          (13,216)          (11,623)
Other non-operating income (expense)                                      315              403             1,425            (2,281)
Income taxes                                                              (80)           4,478              (180)            5,041
                                                                  -----------------------------     -------------------------------
     Net loss                                                        $ (2,842)        $ (7,997)         $ (2,386)         $ (8,979)
                                                                  =============================     ===============================


                                                                  FOURTH QUARTER OUTLOOK
                                                                        31-JAN-04
                                                                        ---------
A reconciliation of EBITDA to net income (loss) is as follows:

EBITDA, as forecasted (Operating)                                        $ 7,000 - $ 10,000
Less:
CEO transition charge (estimated)                                                    (4,000)
Depreciation and amortization, as forecasted                                         (4,600)
Other non-operating income, as forecasted                                               350
Income taxes, as forecasted                                                               -
                                                                  --------------------------
     Net income (loss)                                                  ($ 1,250) - $ 1,750
                                                                  ==========================



(a) EBITDA as defined for this statistical presentation represents operating income (loss) for the respective periods excluding depreciation and amortization expense.